Exhibit 5.4

DLA Piper LLP (US) 650 South Exeter Street Suite 1100 Baltimore, Maryland 21202 www.dlapiper.com T 410.580.3000 F 410.580.3001

August 22, 2024

Sirius Federal, LLC

75 Tri-State International

Lincolnshire, Illinois 60069

Re:	Sirius Federal, LLC

Ladies and Gentlemen:

We have acted as special Maryland counsel to Sirius Federal, LLC, a Maryland limited liability company (formerly known as Force 3, LLC, the “Maryland Guarantor”). This opinion letter is being delivered in connection with the offering and sale by CDW LLC, an Illinois limited liability company (the “Company”), and CDW Finance Corporation, a Delaware corporation (“Finance Co.” and, together with the Company, the “Issuers”) of $600,000,000 principal amount of their 5.100% Senior Notes due 2030 (the “2030 Notes”) and $600,000,000 principal amount of their 5.550% Senior Notes due 2034 (the “2034 Notes” and, together with the 2030 Notes, the “Notes”) pursuant to an Underwriting Agreement, dated August 12, 2024 between the Issuers, each of the guarantors listed on Schedule 3 thereto (the “Guarantors”) and BofA Securities, Inc. (the “Representative”), as representative of the several underwriters listed in Schedule 1 (collectively, with the Representative, the “Underwriters”). The Notes will be issued pursuant to the Base Indenture dated as of December 1, 2014 (the “Base Indenture”) among the Issuers, the Guarantors party thereto and U.S. Bank National Association, as trustee, as supplemented to reflect certain terms of the 2030 Notes by an eighteenth supplemental indenture to be dated as of August 22, 2024 (the “Eighteenth Supplemental Indenture”) and to reflect certain terms of the 2034 Senior Notes by a nineteenth supplemental indenture to be dated as of August 22, 2024 (the “Nineteenth Supplemental Indenture” and, together with the Eighteenth Supplemental Indenture, the “Supplemental Indentures”; and, the Supplemental Indentures together with the Base Indenture, the “Indenture”) each among the Issuers, the Guarantors and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (the “Trustee”), and will be guaranteed on an unsecured senior basis by each of the Guarantors (the “Guarantees”, and together with the Notes, the “Securities”).

The Notes have been registered on a Registration Statement on Form S-3 (Registration No. 333-273615), which became effective upon filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on August 2, 2023 (the “Registration Statement”). This opinion is being provided at your request pursuant to Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the filing of a Current Report on Form 8-K by the Company with the Commission on the date hereof (the “Form 8-K”) and supplements our opinion, dated August 2, 2023, previously filed as Exhibit 5.4 to the Registration Statement.

Sirius Federal, LLC

August 22, 2024

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For the purpose of rendering this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true copies, of the following records, documents, instruments and certificates (collectively, the “Documents”):

(i) the Registration Statement, including the Base Prospectus contained therein;

(ii) the Company’s base prospectus related to the Registration Statement, dated August 2, 2023 (the “Base Prospectus”), as supplemented by the Company’s preliminary prospectus supplement related to the Registration Statement, as filed with the Commission on August 12, 2024, pursuant to Rule 424(b) under the Securities Act and final prospectus supplement related to the Registration Statement, as filed with the Commission on August 14, 2024, pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein, the “Prospectus”);

(iii) an executed copy of the Underwriting Agreement (as described in the Officer’s Certificate);

(iv) An executed copy of the Base Indenture (as described in the Officer’s Certificate);

(v) An executed copy of the Eighteenth Supplemental Indenture (as described in the Officer’s Certificate);

(vi) An executed copy of the Nineteenth Supplemental Indenture (as described in the Officer’s Certificate);

(vii) The forms of global notes evidencing the Notes (as attached to the Officer’s Certificate);

(viii) the Articles of Organization of Force 3, LLC, the Articles of Conversion of Force 3, Inc. into Force 3, LLC, and the Articles of Amendment changing the name of Force 3, LLC to Sirius Federal, LLC, each as certified by the Maryland State Department of Assessments and Taxation on August 20, 2024, and assumed by us as remaining in full force and effect, without amendment, modification, revocation or recission, as of the date hereof (the “MD Articles”);

(ix) the Amended and Restated Limited Liability Company Agreement of the Maryland Guarantor dated July 1, 2022, and assumed by us as remaining in full force and effect, without amendment, modification, revocation or recission, as of the date hereof, as certified in the Officer’s Certificate (the “MD LLC Agreement” and collectively with the MD Articles, the “Governing Documents”);

(x) the resolutions dated June 20, 2024 of the sole member of the Maryland Guarantor, adopted by unanimous written consent, authorizing the preparation, use and filing of a preliminary and final prospectus supplement in connection with the offering of the Notes, the Underwriting Agreement and the Indenture and the Guarantees, without amendment, modification, revocation or recission as certified in the Officer’s Certificate;

Sirius Federal, LLC

August 22, 2024

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(xi) the Good Standing Certificate issued by the Maryland State Department of Assessments and Taxation on August 20, 2024, that the Maryland Guarantor is duly organized and in existence in Maryland on that date (the “Certificate of Good Standing”); and

(xii) An officer’s certificate of the Maryland Guarantor, dated as of the date hereof, as to certain factual matters (the “Officer’s Certificate”).

In connection with the opinions expressed herein we have made such examination of matters of law and of fact as we considered appropriate or advisable for purposes hereof. As to factual matters material to the opinions expressed herein, we have relied solely upon, and assumed the accuracy, completeness, and genuineness of all certificates of officers of the Maryland Guarantor which we have received, the representations and warranties as to factual matters contained in and made by the Issuers and the Maryland Guarantor under the Underwriting Agreement, the Indenture and the Registration Statement and Prospectus forming a part thereof, and upon certificates and statements of government officials with respect to the Maryland Guarantor. We have also examined originals or copies of such documents or records of the Maryland Guarantor as we have considered appropriate for the opinions expressed herein. We have assumed for the purposes of this opinion that the signatures on documents and instruments examined by us are authentic, that each document is what it purports to be, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

We are admitted to practice law in the State of Maryland. We have not made an independent review of the laws of any state or jurisdiction other than the laws of the State of Maryland. Accordingly, we express no opinion as to the laws of any state or jurisdiction other than the laws of the State of Maryland. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above in this paragraph are applicable to the Documents or the transactions contemplated thereby.

We note that various issues are addressed in the opinion of Sidley Austin LLP, separately delivered to you, and we express no opinion with respect to those matters.

In rendering the opinions contained herein, we assume that the Maryland Guarantor and its sole member have satisfied all applicable fiduciary duties in connection with the authorization and issuance of the Guarantees and that the transactions contemplated thereby do not violate any applicable business judgment rule. We further assume that the Guarantees and the transactions contemplated thereby were fair, just and reasonable to the Maryland Guarantor, its creditors and its equity holders as of the time that the sole member approved them.

Sirius Federal, LLC

August 22, 2024

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For purposes of this opinion letter, the term “Applicable Laws” means those laws of the State of Maryland that a Maryland licensed attorney exercising customary diligence would reasonably expect to be applicable to transactions of the type contemplated by the Notes and Guarantees. The term “Applicable Laws” expressly excludes (A) any federal or state securities laws or regulations, including, without limitation, any “blue sky” laws, (B) the U.S. Commodity Exchange Act, as amended, or any rules or regulations promulgated thereunder, (C) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, or any rules or regulations promulgated thereunder, (D) any federal or state anti-trust or unfair competition laws or regulations, (E) any federal, state or other tax laws or regulations, (F) any federal, state or other environmental or hazardous materials laws or regulations, (G) any federal criminal or civil forfeiture laws (including, without limitation, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, as amended) or regulations, (H) any federal, state or other privacy laws or regulations, (I) any federal, state or other land use, zoning or subdivision laws or regulations, (J) the Employee Retirement Income Security Act, as amended, or related laws or regulations and any other federal, state or other pension laws or regulations, (K) the Patient Protection and Affordable Care Act, as amended, or any rules or regulations promulgated thereunder, (L) any federal or state laws or regulations related to copyrights, patents, trademarks, service marks or other intellectual property, (M) any federal, state or other health, safety and welfare laws or regulations, (N) any federal or state banking laws or regulations, (O) (1) the Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001), the Money Laundering Control Act of 1986, the Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act of 2015 (USA Freedom Act of 2015), the Trading with the Enemy Act, the International Emergency Economic Powers Act of 1977, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 (CISADA), the Countering America’s Adversaries Through Sanctions Act (CAATSA), the International Boycott Provisions of Section 999 of the Internal Revenue Code, the Omnibus Trade and Competitiveness Act of 1988, the National Emergencies Act and the Trade Facilitation and Trade Enforcement Act of 2015, the Export Administration Act, the Export Administration Regulations administered by the U.S. Department of Commerce, Bureau of Industry and Security, the Arms Export Control Act, the International Traffic in Arms Regulations administered by the U.S. Department of State, Directorate of Defense Trade Controls, and the United Nations Participation Act, in each case including all amendments or other modifications thereto, and any rules or regulations promulgated thereunder, (2) any other federal, state or other anti-terrorism, anti-terrorist financing, anti-money-laundering, anti-bribery, anti-kickback, or anti-corruption laws or regulations, (3) any other economic or financial sanctions or trade embargoes or restrictive statutes or other measures enacted, imposed, administered or enforced from time to time by the U.S. government, including, without limitation, those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce, (4) any other federal, state or other regulations governing the export, re-export or import of commercial and other items or services or (5) other laws or measures (a) prohibiting or restricting, or imposing sanctions on persons engaging in certain types of activities involving specified countries (e.g., Executive Order 13224: Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 Fed. Reg 49079 (Sept 24, 2001)), or (b) that address customs, anti-boycott, or national security matters, (P) any laws that may apply to a party to any Loan Document due to the nature of any person’s business or activities or the

Sirius Federal, LLC

August 22, 2024

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industry in which such person does business, (Q) the Corporate Transparency Act, including all amendments or other modifications thereto, and any rules or regulations promulgated thereunder, including, without limitation, by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (FinCEN), (R) any federal, state or other insurance laws or regulations, (S) any federal, state or other usury laws or regulations, (T) any federal, state or other gaming laws or regulations, (U) any federal, state or other criminal laws or regulations, (V) any federal, state or other tribal laws or regulations, (W) any Federal Reserve Board regulations, (X) federal and state laws and regulations concerning filing and notice requirements (e.g., Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Exon-Florio Act, as amended, and Section 721 of the Defense Production Act of 1950, as amended, including all regulations and procedures governing mandatory declarations, voluntary notices, submissions and/or reviews before or by the Committee on Foreign Investment in the United States), (Y) any federal, state or other laws, regulations or policies concerning (1) national and local emergencies, and (2) sovereign immunity and possible judicial deference to acts of sovereign states, (Z) compliance with fiduciary duty requirements, (AA) any conventions or treaties or (BB) other statutes, rules or regulations customarily understood to be excluded even though they are not expressly stated to be excluded. For purposes of this opinion letter, the phrase “transactions of the type contemplated by the offer, issuance and sale of the Notes and Guarantees” and similar phrases mean the performance by the Maryland Guarantor of its obligations under the Indenture and the Guarantees.

This opinion letter and the matters addressed herein are as of the date hereof and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Maryland Guarantor or any other circumstance. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

Based upon our examination of and reliance upon the foregoing and subject to the limitations, exceptions, qualifications and assumptions set forth elsewhere herein, we are of the opinion that as of the date hereof:

1. The Maryland Guarantor is in existence and in good standing as a limited liability under the laws of the State of Maryland.

2. The Maryland Guarantor has the limited liability company power and authority to execute and deliver the Guarantees and to perform its obligations as set forth in the Guarantees to which it is a party.

3. The execution and delivery by the Maryland Guarantor of the Guarantees to which it is a party and the performance by the Maryland Guarantor of its obligations as set forth in the Guarantees to which it is a party have been duly authorized by all necessary limited liability company action of the Maryland Guarantor.

4. The Maryland Guarantor has duly executed and delivered the Guarantees to which it is a party.

Sirius Federal, LLC

August 22, 2024

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5. The execution and delivery by the Maryland Guarantor of the Guarantees to which it is a party and performance by the Maryland Guarantor of its obligations as set forth in the Guarantees to which it is a party do not violate (a) the Maryland Guarantor’s Governing Documents, or (b) any Applicable Law.

6. No consent, approval, authorization or order of, or filing with any Maryland governmental authority or body is required in order for the Maryland Guarantor to obtain the right to execute and deliver, or perform its obligations under, the Guarantees to which it is a party, except for (i) those obtained or made prior to the date hereof, (ii) consents, approvals, authorizations, orders or filings required in connection with the ordinary course of conduct by the Maryland Guarantor of its business and ownership or operation by the Maryland Guarantor of its assets in the ordinary course of business (as to which we express no opinion), (iii) those that may be required under federal securities laws and regulations or state “blue sky” laws and regulations (as to which we express no opinion) or any other laws, regulations or governmental requirements which are excluded from the coverage of this opinion letter, and (v) consents, approvals, authorizations, orders or filings that may be required by any holder of the Notes and Guarantees (as to which we express no opinion).

In rendering the opinions herein contained, we have assumed:

A. That the Indenture constitutes the valid and binding obligation of each party to the Indenture, enforceable against such party in accordance with their terms, and we express no opinion with respect thereto. The Indenture and the Trustee have been qualified under the Trust Indenture Act of 1939, as amended.

B. That each natural person executing the Guarantees on behalf of the Maryland Guarantor has the requisite legal capacity (including, without limitation, the absence of any mental impairment or other impairment or impediment of or to the legal capacity of each natural person).

C. That there have been no undisclosed written modifications of any provision of the Documents reviewed by us in connection with the rendering of this opinion and no undisclosed prior waiver of any right or any remedy contained in the Documents.

D. That the Documents are fair and that no fraud, mutual mistake of fact, dishonesty, forgery, coercion, duress or breach of fiduciary duty exists or will exist with respect to any of the matters relevant to the opinions expressed in this opinion letter. The Maryland Guarantor will receive a company benefit from its execution, delivery and issuance of the Guarantees.

E. The execution, delivery and performance by the Maryland Guarantor of any of its obligations under the Guarantees does not and will not conflict with, contravene, violate or constitute a default under (i) any lease, indenture, instrument or other agreement to which such Maryland Guarantor or its property is subject, or (ii) any judicial or administrative order or decree of any governmental authority binding on such Maryland Guarantor.

Sirius Federal, LLC

August 22, 2024

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F. The genuineness and validity of each signature on behalf of the Maryland Guarantor.

G. The completeness and authenticity of each Document reviewed by us, the conformity to the original of such Documents received and reviewed by us as a copy and the authenticity of the original of each Document received by us as a copy.

H. That each individual executing a certificate is authorized to do so and has knowledge about all matters stated therein, and that the contents of each such certificate are accurate and complete and remain so as of the date of this letter.

I. The power, authority, and due and valid execution and delivery by all parties to the Indenture (including, without limitation, via DocuSign, eSignature or similar technology) other than the Maryland Guarantor; and

J. That all other parties to the Indenture have complied with all laws applicable to them in their state of organization and the State of Maryland that affect the offer, issuance and sale of the Notes and Guarantees and the transactions contemplated thereby.

Notwithstanding any other provision of this opinion letter to the contrary, in addition to any other qualifications set forth herein, the opinions set forth in this letter are subject to the following further assumptions, qualifications, and limitations:

A. We express no opinion as to the creation, existence, attachment, or enforceability of any security interests or liens. We express no opinion as to the priority of any security interest or lien.

B. We express no opinion as to the enforceability of the Guarantees.

C. We express no opinion as to any agreement, document, certificate, or instrument, other than the Documents, that may be an exhibit to, or referred to in or contemplated by any of the Documents.

D. To the extent that the Documents refer to, or incorporate, any term or terms from any other agreement or document, we assume that (i) such agreement or document exists and contains the intended term or terms, and (ii) an original or copy of such agreement or document has been provided to the parties to the Indenture.

E. This opinion letter is subject to the effect of, and we express no opinion regarding, any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, receivership, assignment for the benefit of creditors or other laws relating to or affecting the rights of creditors generally.

F. We express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party (other than the Maryland Guarantor to the extent expressly set forth herein) to the Indenture with any state, federal or other laws or regulations applicable to them, or (ii) the legal or regulatory status or the nature of the business of any party (other than the Maryland Guarantor to the extent expressly set forth herein).

Sirius Federal, LLC

August 22, 2024

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G. The opinion set forth in paragraph 1 above is based solely upon the Certificate of Good Standing.

H. With respect to our opinion in paragraph 5(a) (regarding non-contravention of the Governing Documents of the Maryland Guarantor, the scope of such opinion is limited to our review of the Governing Documents, and we assume there are no other agreements, certificates or instruments that are binding on, or would expand or otherwise modify the respective rights or obligations of, the Maryland Guarantor.

I. We call your attention to the fact that our representation of the Maryland Guarantor has been limited to the transaction contemplated by the Documents and certain other specific matters as to which we have been consulted.

J. No opinion is expressed with regard to: (i) the financial ability of the Maryland Guarantor to meet its respective obligations under the Guarantees; (ii) the truthfulness or accuracy of any applications, reports, plans, documents, financial statements or other matters furnished by (or on behalf of) the Maryland Guarantor; or (iii) the truthfulness or accuracy of any representations or warranties made by the Maryland Guarantor in the Documents, which are not the subject of any of the opinions stated herein.

This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein or in the documents referred to herein. This opinion is issued solely for the benefit of the addressees and may not be circulated, quoted, otherwise referred to, delivered to or relied upon by any other party or in any other transaction. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Commission as Exhibit 5.4 to the Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement filed pursuant to Rule 462(b) of the General Rules and Regulations promulgated under the Act with respect to the registration of additional Notes and Guarantees for sale in any offering contemplated by the Registration Statement and shall cover such additional Notes and Guarantees.

Very truly yours,

/s/ DLA Piper LLP (US)